EXHIBIT 10.5

INDEMNIFICATION AGREEMENT

        THIS INDEMNIFICATION AGREEMENT, made and entered into as of this [day] day of [Month], [Year] ("Agreement"), by and between the FEDERAL HOME LOAN BANK OF SAN FRANCISCO, a body corporate existing by and under the laws of the United States ("Bank"), and [Director Name] ("Director"),

        Whereas the Board of Directors of the Bank ("Board") believes that it is reasonable, prudent and necessary for the Bank contractually to obligate itself to indemnify the directors of the Bank to the fullest extent permitted by applicable law in order to induce persons of the highest quality to serve the Bank free from undue concern that they will not be so indemnified; and

        Whereas the Bank’s bylaws provide that the Bank will follow Delaware law for the Bank’s corporate governance and indemnification practices and procedures; and

        Whereas the Director is willing to serve as a director of the Bank on the condition that he or she be so indemnified as more fully set forth herein:

        Now Therefore, in consideration of the promises and the covenants in this Agreement, and intending to be legally bound, the Bank and the Director do hereby covenant and agree as follows:

        SECTION 1. Definitions. For purposes of this Agreement:

        (a)    "Agent" shall mean any person who (i) is or was a director, officer, employee or agent of the Bank; or (ii) is or was a director, officer, employee, member, manager, trustee or agent of another corporation, partnership, limited liability company, joint venture, trust, agency, instrumentality or other enterprise (including any employee benefit plan) who is or was serving in such capacity at the request of, for the convenience of, or to represent the interest of the Bank (including, without limitation, any joint office, committee or council of the Federal Home Loan Banks, the Resolution Funding Corporation or any other instrumentality or agency of the United States government).

        (b)    "Disinterested Director" shall mean a director of the Bank who is not and was not a party to the Proceeding in respect of which indemnification is being sought by the Director.

        (c)    "Expenses" shall be broadly construed and shall include all direct and indirect costs (including, without limitation, attorneys’ fees and retainers, court costs, transcription costs, fees of experts, witness fees, travel expenses, food and lodging expenses while traveling, duplicating costs, printing and binding costs, telephone charges, postage, delivery service, freight or other transportation fees and expenses, and reasonable compensation for time spent by the Director for which he or she is otherwise not compensated by the Bank or any third party) actually and reasonably incurred, in connection with the investigation, defense, settlement or appeal of a Proceeding or the establishment or enforcement of a right to indemnification under this Agreement, applicable law or otherwise; provided, however, that "Expenses" shall not include any judgments, fines, Employee Retirement Income Security Act ("ERISA") excise taxes or penalties, or amounts paid in settlement to the extent that applicable law prohibits indemnification against any amounts paid in respect thereof.

        (d)    "Independent Counsel" shall mean a law firm or a member of a law firm that neither is presently nor in the past three years has been retained to represent: (i) the Bank or the Director in any matter material to either party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification under this Agreement. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Bank or the Director in an action to determine the Director’s right to indemnification under this Agreement.

        (e)    "Liabilities" shall mean liabilities of any type whatsoever, including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement (including all interest, assessments or other charges paid or payable in connection with any of the foregoing).

        (f)    "Proceeding" shall mean any threatened, pending or completed action, hearing, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, arising by reason of the fact that the Director is or was an Agent or by reason of anything done or not done by the Director in his or her capacity as an Agent.

        SECTION 2. Service as a Director. The Director agrees to serve as a director of the Bank so long as he or she is duly appointed or elected and qualified in accordance with the applicable provisions of the charter and bylaws of the Bank and the Federal Home Loan Bank Act and the rules and regulations promulgated thereunder and until such time as the Director’s term ends or the Director resigns or is removed from his or her position or is disqualified to continue in such position (subject to any other contractual obligation or other obligation imposed by operation of law), in which event the Bank shall have no obligation under this Agreement to continue the Director in any position.

        SECTION 3. Indemnification. The Bank shall indemnify the Director to the fullest extent permitted by applicable law and regulations and the charter and bylaws of the Bank in effect on the date hereof or as such laws, regulations, or charter and bylaws may from time to time be amended (but, in the case of any such amendment, only to the extent such amendment permits the Bank to provide broader indemnification rights than applicable laws and regulations or the charter or bylaws of the Bank permitted the Bank to provide immediately prior to such amendment). The right to indemnification conferred in the charter and bylaws of the Bank shall be presumed to have been relied upon by the Director in serving or continuing to serve the Bank and shall be enforceable hereunder as a contract right. In addition to any other rights of indemnification that the Director may have, the Bank hereby agrees to indemnify and hold harmless the Director whenever he or she is or was a party or is threatened to be made a party to any Proceeding, including without limitation any Proceeding brought by or in the right of the Bank, against Expenses and Liabilities actually and reasonably incurred by the Director or on his or her behalf in connection with such Proceeding if such Director acted in good faith and in a manner the Director reasonably believed to be in or not opposed to the best interests of the Bank, and with respect to any criminal action or proceeding, had no reasonable cause to believe the Director’s conduct was unlawful; except that, with respect to any Proceeding brought by or in the right of the Bank as to which such Director shall have been adjudged to be liable to the Bank, no indemnification shall be made unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Director is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper; provided, however, that any amounts paid in settlement shall have been first approved by the Bank in writing (with such approval not to be unreasonably withheld), with any disagreements between the parties hereto as to the reasonableness thereof to be resolved pursuant to Section 5 hereof. No initial finding by the Board, its counsel, Independent Counsel, arbitrators or the members of the Bank shall be effective to deprive the Director of the protection of this indemnity, nor shall a court to which the Director may apply for enforcement of this indemnity give any weight to any such adverse finding in deciding any issue before it, as it is intended that the Director shall be paid promptly by the Bank all amounts necessary to effectuate the foregoing indemnity in full. The rights of indemnification of the Director provided under this Agreement shall include, without limitation, those rights set forth in Sections 4, 7 and 8 below.

        SECTION 4. Advancement of Expenses. All reasonable Expenses (including attorneys’ fees and expenses) incurred by or on behalf of the Director shall be advanced by the Bank to the Director within 30 days after the receipt by the Bank of the Director’s written request for an advance of Expenses from time to time, whether prior to or after final disposition of a Proceeding (including without limitation any Proceeding brought by or in the right of the Bank), unless there has been a final determination that the Director is not entitled to be indemnified for such Expenses. The Director’s entitlement to advancement of Expenses shall include Expenses incurred in connection with any Proceeding by the Director seeking a determination, an adjudication or award in arbitration pursuant to this Agreement. The requests shall reasonably evidence the Expenses incurred by the Director in connection therewith. The Director hereby undertakes to repay the amounts advanced if it shall ultimately be determined that the Director is not entitled to be indemnified pursuant to the terms of this Agreement. Notwithstanding any other provision in this Agreement, to the extent that the Director has been successful on the merits or otherwise in defense of any Proceeding, the Director shall be indemnified against all Expenses actually and reasonably incurred by the Director in connection therewith.

        SECTION 5. Procedure for Determination of Entitlement to Indemnification.

        (a)    Whenever the Director believes that he or she is entitled to indemnification pursuant to this Agreement, the Director shall submit a written request for indemnification to the Bank, to the attention of the President, with a copy to the Chief Legal Officer. The request shall include all documentation or information necessary for the determination of entitlement to indemnification that is reasonably available to the Director. Determination of the Director’s entitlement to indemnification shall be made not later than 60 days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or other disposition or partial disposition of any Proceeding or any other event that could enable the Bank to determine the Director’s entitlement to indemnification. The President or the Chief Legal Officer shall, promptly upon receipt of the Director’s request for indemnification, advise the Board in writing that the Director has made such a request for indemnification.

        (b)    The Bank shall be entitled to select the forum in which the Director’s entitlement to indemnification will be heard. The Bank shall notify the Director in writing as to the forum selected, which selection shall be one of the following:

        (i)    A majority vote of all the directors who are Disinterested Directors, even though less than a quorum;

        (ii)    A committee of Disinterested Directors designated by a majority of such directors, even though less than a quorum; or

(iii)    Independent Counsel selected by the Board, which Independent Counsel shall make the required determination in a written opinion, a copy of which shall be furnished to the Bank, the Director and each other member of the Board.

The Bank agrees to bear all Expenses actually and reasonably incurred by the Director and all Expenses actually incurred by the Bank in connection with the determination of the Director’s entitlement to indemnification in any of the above forums.

        SECTION 6. Presumption and Effect of Certain Proceedings. Upon making a request for indemnification, the Director shall be presumed to be entitled to indemnification under this Agreement and the Bank shall have the burden of proof to overcome that presumption in reaching any contrary determination. No initial finding by the Board or by Independent Counsel shall be effective to deprive the Director of the protection of this indemnity nor shall a court or other forum to which the Director may apply for enforcement of this indemnity give any weight to any such adverse finding in deciding any issue before it. If the person or persons empowered to make the determination shall have failed to make the requested determination within 60 days after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or other disposition or partial disposition of any Proceeding or any other event that could enable the Bank to determine the Director’s entitlement to indemnification, the required determination of entitlement to indemnification shall be deemed to have been made and the Director shall be absolutely entitled to indemnification under this Agreement, absent (i) misrepresentation by the Director of a material fact in the request for indemnification or (ii) a specific finding that all or any part of such indemnification is expressly prohibited by law or this Agreement. The termination of any Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, (a) adversely affect the rights of the Director to indemnification except as may be expressly provided herein, (b) create a presumption that the Director did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Bank, or (c) with respect to any criminal action or proceeding, create a presumption that the Director had reasonable cause to believe that his or her conduct was unlawful.

        SECTION 7. Remedies of Director in Cases of Determination Not To Indemnify or To Advance Expenses.

        (a)    In the event that (i) an initial determination is made that the Director is not entitled to indemnification, (ii) advancement of Expenses is not made pursuant to this Agreement, (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement, or (iv) the Director otherwise seeks enforcement of this Agreement, the Director shall be entitled to a final adjudication in an appropriate court of competent jurisdiction of his or her entitlement to such indemnification or advancement.

        (b)    In the event an initial determination has been made, in whole or in part, that the Director is not entitled to indemnification, the decision in the judicial proceeding provided in paragraph (a) of this Section 7 shall be made de novo and the Director shall not be prejudiced by reason of a determination that he or she is not entitled to indemnification.

        (c)    If an initial determination is made or deemed to have been made pursuant to the terms of this Agreement that the Director is entitled to indemnification, the Bank shall be bound by such determination in the absence of (i) a misrepresentation of a material fact by the Director or (ii) a specific finding (which has become final) that all or any part of such indemnification is expressly prohibited by law.

        (d)    The Bank shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Bank shall stipulate in any such court or before any arbitrator that the Bank is bound by all the provisions of this Agreement.

        (e)    All Expenses actually and reasonably incurred by the Director in connection with his or her request for indemnification under, seeking enforcement of, or recovery of damages for breach of this Agreement shall be borne and advanced by the Bank.

        (f)    The Bank and the Director agree herein that a monetary remedy for breach of this Agreement, at some later date, will be inadequate, impracticable and difficult of proof, and further agree that such breach would cause the Director irreparable harm. Accordingly, the Bank and the Director agree that the Director shall be entitled to temporary and permanent injunctive relief to enforce this Agreement without the necessity of proving actual damages or irreparable harm. The Bank and the Director further agree that the Director shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bond or other undertaking in connection therewith. Any such requirement of bond or undertaking is hereby waived by the Bank, and the Bank acknowledges that in the absence of such a waiver, a bond or undertaking may be required by the court.

        SECTION 8. Other Rights to Indemnification. The Director’s rights of indemnification and advancement of Expenses provided by this Agreement shall not be deemed exclusive of any other rights to which the Director may now or in the future be entitled under applicable law, the charter or bylaws of the Bank, agreement, vote of directors or members, insurance or other financial arrangements, or otherwise.

        SECTION 9. Limitations on Indemnity. The Bank shall not be liable under this Agreement to make any payment to the Director to the extent that the Director has already been reimbursed pursuant to such liability insurance as the Bank may maintain for the Director’s benefit. Notwithstanding the availability of such insurance, the Director also may claim indemnification from the Bank pursuant to this Agreement by assigning to the Bank any claims under such insurance to the extent the Director is paid by the Bank. The Director shall reimburse the Bank for any sums he or she receives as indemnification from other sources to the extent of any amount paid to the Director for that purpose by the Bank. In addition to the foregoing limitation, except as otherwise expressly provided in this Agreement, in connection with all or any part of a Proceeding that is initiated or maintained by or on behalf of the Director, or any Proceeding by the Director against the Bank or any of its Agents, the Bank shall not be liable under this Agreement to make any payment to the Director in connection with any such Proceeding, unless such

Proceeding is expressly required to be made under applicable law, was authorized by a majority of the Disinterested Directors or is provided by the Bank, in its sole discretion, pursuant to the powers vested in the Bank under applicable law.

        SECTION 10. Duration and Scope of Agreement; Binding Effect. This Agreement shall continue so long as the Director shall be subject to any possible Proceeding by reason of the fact that he or she is or was an Agent and shall be applicable to Proceedings commenced or continued after execution of the Agreement, except that the Agreement may be terminated or withdrawn by the Bank upon 90 days’ prior written notice to the Director, but then only as to Proceedings arising out of acts taken or failed to be taken by the Director more than 90 days after such notice is actually received by the Director. If this Agreement is terminated or withdrawn, the Director shall nevertheless be fully entitled to the indemnification provided by this Agreement as to all actions taken or failed to be taken by the Director prior to the expiration of such 90 days. This Agreement shall be binding upon the Bank and its successors and assigns and shall inure to the benefit of the Director and his or her spouse, assigns, heirs, devisees, executors, administrators and other legal representatives whether or not the Director has ceased to be a director of the Bank. The Bank shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the Bank’s business or assets expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform if no such succession had taken place.

        SECTION 11. Severability. If any provision of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        SECTION 12. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against which enforceability is sought need be produced to evidence the existence of this Agreement.

        SECTION 13. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Director to the fullest extent now or hereafter permitted by law.

        SECTION 14. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction.

        SECTION 15. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties to this Agreement. No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

        SECTION 16. Notice by Director and Defense of Claims. The Director agrees to notify the Bank promptly in writing upon being notified of any matter that may be subject to indemnification hereunder or upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, administrative or investigative; but the omission to notify the Bank will not relieve the Bank from any obligation it may have to indemnify the Director if such omission does not prejudice the Bank’s rights, and, if such omission does prejudice the Bank’s rights, it will relieve the Bank from any obligation to indemnify the Director only to the extent of such prejudice; nor will such omission relieve the Bank from any obligation it may have to the Director other than under this Agreement. With respect to any Proceeding about which the Director notifies the Bank:

        (a)    The Bank will be entitled to participate in the Proceeding at its own expense.

        (b)    Except as otherwise provided below, the Bank jointly with any other indemnifying party similarly notified will be entitled to assume the defense of any or all of the Proceeding, with counsel reasonably satisfactory to the Director. After notice from the Bank to the Director of its election to assume the defense of any or all of the Proceeding, the Bank will not be liable to the Director under this Agreement for any Expenses subsequently incurred by the Director in connection with the defense of the Proceeding other than reasonable costs of investigation or as otherwise provided below. The Director shall have the right to employ his or her own counsel in any Proceeding, but the fees and expenses of such counsel incurred after notice from the Bank of its assumption of the defense in such Proceeding shall be at the expense of the Director unless (i) the employment of counsel by the Director has been authorized by the Bank, (ii) the Director shall have reasonably concluded that there is a conflict of interest between the Bank and the Director in the conduct of the defense of the Proceeding or that counsel is not adequately representing the Director or (iii) the Bank shall not in fact have employed counsel to assume the defense in such Proceeding, in each of which cases the fees and expenses of the Director’s counsel shall be at the expense of the Bank. The Bank shall not be entitled to assume the defense of any Proceeding as to which the Director shall have reasonably made the conclusion provided for in clause (ii) of the immediately preceding sentence. If the Bank or the Bank’s counsel shall determine that separate counsel should be retained by the Director, the Director will retain such separate counsel, and the Director agrees that the Bank’s counsel may continue to represent the Bank in all matters.

        (c)    The Bank shall not be liable to indemnify the Director under this Agreement for any amounts paid in settlement of any action or claim effected without the Bank’s written consent. The Bank shall not settle any action or claim in any manner that would impose any penalty or limitation on the Director without the Director’s written consent. Neither the Bank nor the Director will unreasonably withhold consent to any proposed settlement.

        SECTION 17. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is held by a court of competent jurisdiction to be unavailable to the Director in whole or part, the Bank shall, in such an event, after taking into account, among other things, contributions by other directors and officers of the Bank pursuant to indemnification agreements or otherwise, and, in the absence of personal enrichment, acts of intentional fraud or dishonesty or criminal conduct on the part of the Director, contribute to the payment of the Director’s Expenses and Liabilities to the extent that, after other contributions are taken into account, such Expenses and Liabilities exceed the amount of fees paid to the Director for serving as a director of the Bank during the 12 months preceding the commencement of the Proceeding.

        SECTION 18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom the notice or other communication shall have been directed or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)    If to the Director, to:

[Director Name and Address]

(b)    If to the Bank, to:

Federal Home Loan Bank of San Francisco
333 Bush Street, Suite 2700
San Francisco, California 94104
Attn: Chief Legal Officer

or to such other address as may have been furnished to either party by the other.

        SECTION 19. Subrogation. The Bank shall be subrogated to the rights of the Director against third parties in respect of which (and to the extent) payments of Expenses are made by the Bank hereunder for the benefit of the Director.

        SECTION 20. Prohibited Payments. The Bank shall not make any indemnification payments, including the advance payment of expenses pursuant to Section 4 above, to the Director under this Agreement if such payment is prohibited by regulation or an order issued by the director of the Federal Housing Finance Agency (“Finance Agency”) in accordance with 12 U.S.C. 4518(e) and 12 CFR Part 1231 (effective November 5, 2018) with regard to any administrative proceeding or civil action instituted by the Finance Agency.

        SECTION 21. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States and, to the extent state law may be applicable, the laws of the State of Delaware.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FEDERAL HOME LOAN BANK OF SAN FRANCISCO	[Director Name]
By: _____________________________ Anne Segrest McCulloch Executive Vice President, Chief Legal Officer and Corporate Secretary	By: _______________________